                                                                  EXHIBIT 2.1
                         PLAN AND AGREEMENT OF MERGER

     PLAN AND AGREEMENT OF MERGER, dated as of July 1, 1996, between FLEX ACQUISITIONS CORPORATION, a Texas corporation ("FAC") and FLEX FINANCIAL GROUP, INC., a Texas corpora-tion ("FLEX FINANCIAL"); (all collectively called the "Constituent Corporations").

          The Boards of Directors of the Constituent Corporations deem it advisable for the general welfare of the Constituent Corpora-tions and their respective stockholders that the Constituent Cor-porations merge into a single corporation pursuant to this Agree-ment and the Texas Business Corporation Act.

          The  parties  hereby  agree  as  follows:

1.          MERGER  AND  MODE  OF  CARRYING  IT  INTO  EFFECT
            -------------------------------------------------

     1.1          Merger.       The  Constituent  Corporations  will be at the
                  ------
Effective Date in the manner authorized and prescribed by the Texas Business Corporation Act, merged into a single corporation, which corporation is FAC (hereinafter sometimes called the "Surviving Corporation"), and the parties hereby adopt the agreements, terms and conditions relating to the Merger and the mode of carrying the same into ef-fect, which the parties covenant to observe, keep and perform, set forth in this Agreement.

     1.2      Effecting the Merger.  This  Agreement  will be  consummated and
              --------------------
the Merger effected by the filing of Articles of Merger as required by Texas law, with the Secretary of State of the State of Texas, whereupon as of the Effective Date the separate corporate existence of Flex Financial will cease and Flex Financial will be merged with and into the Surviving Corporation.

     1.3          Effective  Date.    As  used  in  this  Agreement,  the term
                  ---------------
"Effective Date" means the date Articles of Merger will have been filed with the Secretary of State of the State of Texas, after satisfaction of the requirements of the applicable law of such state prerequi-site to such filing.

     1.4         Articles of Merger.  Upon the approval of  the merger  by the
                 ------------------
shareholders of FAC and by the shareholders of Flex Financial, the officers of FAC shall file with the Secretary of State of the State of Texas Articles of Merger pursuant to the provisions of Article 5.04 of the Texas Business Corporation Act; provided, however, that at any time prior to the filing of such Articles of Merger with the Secretary of State of Texas, the Plan may be terminated by the board of directors of Flex Financial notwithstanding approval of this Agreement by the stockholders of Flex Financial or of FAC.

2.          ARTICLES  OF  INCORPORATION;  BYLAWS;  DIRECTORS  AND  OFFICERS
            ---------------------------------------------------------------

     2.1     Articles of Incorporation.  The  Articles  of  Incorporation  of
             -------------------------
FAC in effect on the date of this Agreement and the Effective Date will be the Articles of Incorporation of the Surviving Corporation until altered or amended as provided therein and by the laws of the State of Texas.

     2.2     Bylaws.  The bylaws of FAC on the  Effective  Date  of the merger
             ------
shall  be  the  bylaws  of  the  Surviving  Corporation.

     2.3     Directors.  The  entire  Board  of  Directors  of  the  Surviving
             ---------
Corporation will consist of those persons who comprise the Board of Directors of FAC on the Effective Date; who, subject to the provisions of the bylaws of the Surviving Corporation and the laws of the State of Texas will hold office until the first an-nual meeting of stockholders of the Surviving Corporation held subsequent to the Effective Date or until their respective suc-cessors are elected and qualified.

     2.4     Officers.    The  principal  officers  of  the  Surviving
             --------
Corpora-tion, from and after the Effective Date of the merger shall be the persons acting as the principal officers of FAC on the Effective Date; who, subject to the provisions of the bylaws of the Surviving Corporation and the laws of the State of Texas, will hold office until the first meeting of the Board of Direc-tors following the first annual meeting of stockholders of the Surviving Corporation held subsequent to the Effective Date or until their respective successors are elected and qualified.

3.          APPROVAL  OF  MERGER
            --------------------

     3.1     Stockholder  Approvals.  This  Agreement  shall  be  submitted
             ----------------------
separately to the shareholders of the Constituent Corporations in the manner provided by the laws of the State of Texas for approval and pursuant to any applicable federal securities laws.

4.          CONVERSION  AND  ISSUE  OF  SECURITIES.
            --------------------------------------

     The manner of converting the shares of each of the Constituent Corporations into securities of the Surviving Corporation and re-lated provisions are as follows:

     A. All shares of capital stock of Flex Financial which shall be issued and outstanding on the Effective Date shall, on the Effective Date, be canceled and shall be converted into that number of shares of Common Stock, par value $0.001 per share, of FAC.

     B. All 20,000 shares of Common Stock, par value $0.001 per share, of FAC which shall be outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be outstanding.

     C. All warrants and options of Flex Financial which shall be outstanding on the Effective Date shall, on the Effective Date, be canceled and shall be converted into warrants and options of FAC of equivalent tenor.

5.          CERTAIN  EFFECTS  OF  THE  MERGER
            ---------------------------------

     At the Effective Date, the separate existence and corporate organization of Flex Financial, except insofar as it may be continued by statute, shall cease and FAC shall continue as the Surviving Corporation, which shall succeed, without other transfer or further act or deed whatsoever, to all the rights, property and assets of the Constituent Corporations and shall be subject to and liable for all the debts and liabilities of each; otherwise, its identity, existence, purposes, rights, immunities, properties, liabilities and obligations shall be unaffected and unimpaired by the Merger except as expressly provided herein.

6.          TAX  TREATMENT
            --------------

     The merger of FAC and Flex Financial shall be accomplished as a tax-free reorganization as defined in Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

     Executed  on  the  1st  day  of  July,  1996,  at  Houston,  Texas.

                          FLEX  FINANCIAL  GROUP,  INC.

                          By:  /S/  Michael  T.  Fearnow
                               --------------------------------
                               MICHAEL  T.  FEARNOW,  President

                          FLEX  ACQUISITIONS  CORPORATION

                          By:  /S/  M.  Stephen  Roberts
                               --------------------------------
                               M.  Stephen  Roberts,  President